FORM 8-A
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(B) OR (G) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



                          GREER BANCSHARES INCORPORATED
             (Exact name of registrant as specified in its charter)


  South Carolina                                             57-1126200
  ---------------                                            ----------
(State of incorporation                                   (I.R.S. Employer
   or organization)                                    Identification Number)


1111 West Poinsett Street, Greer, South Carolina               29650
------------------------------------------------               -----
(Address of principal executive offices)                    (Zip Code)


Securities to be registered pursuant to Section 12(b) of the Act:

         Title of each class                     Name of each exchange on which
         to be so registered                     each class is to be registered

                 None
       ---------------------------               ------------------------------






         If this Form relates to the registration of a class of debt securities and is effective upon filing pursuant to General Instruction A(c)(1), please check the following box. [ ]

         If this form relates to the registration of a class of debt securities and is to become effective simultaneously with the effectiveness of a concurrent registration statement under the Securities Act of 1933 pursuant to General Instruction A(c)(2), please check the following box. [ ]

         Securities to be registered pursuant to Section 12(g) of the Act:

                     Common Stock, par value $5.00 per share
         ---------------------------------------------------------------
                                (Title of class)

                 INFORMATION REQUIRED IN REGISTRATION STATEMENT

ITEM 1.    DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

         The title of the class of securities being registered is Common Stock, par value $5.00 per share ("Common Stock").

         Holders of Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors out of funds legally available therefor. A dividend may not be made if, after giving it effect: (1) the corporation would not be able to pay its debts as they become due in the usual course of business; or (2) the corporation's total assets would be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution.

         The Common Stock is fully paid and nonassessable and not subject to any redemption or sinking fund privileges, any preemptive or other rights to subscribe for any other shares or securities, or any conversion rights. In the event of liquidation, holders of Common Stock are entitled to receive pro rata any assets distributable to shareholders in respect of shares held by them.

         Holders of Common Stock are entitled to one vote per share. Greer Bancshares Incorporated's Articles of Incorporation provide that shareholders may not cumulate votes for the election of directors. Accordingly, holders of more than 50% of the shares voting at the election of directors can elect all of the directors if they choose to do so and, in such event, the holders of the remaining shares (less than 50%) voting are not able to elect any board members.

         In accordance with Greer Bancshares Incorporated's Articles of Incorporation, the Board of Directors is divided into three classes of directors with each class having as nearly an equal number as possible. The members of each class are elected for staggered three-year terms. The staggering of board terms has the effect of making it more difficult to remove current directors than would otherwise be the case.

         The affirmative vote of not less than 70% of the Board of Directors of the Corporation and 70% of the outstanding shares of common stock (and any class of securities voting along with the common stock as a single class) shall be required to approve any merger, acquisition or sale of all or substantially all of the Corporation's property, assets or stock.

ITEM 2.  EXHIBITS

      3.1 Articles of Incorporation filed on May 5, 2001 in the office of the Secretary of State of South Carolina.

      3.2        By-Laws of Greer Bancshares Incorporated




                                   SIGNATURES

      Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                          GREER BANCSHARES INCORPORATED


Date:   July 24, 2001              By:   /s/ J. Richard Medlock, Jr.
                                         -----------------------------------
                                         J. Richard Medlock, Jr.